                                                                   EXHIBIT 2.5.1



               AMENDMENT NO. ONE TO AGREEMENT AND PLAN OF MERGER


     THIS AMENDMENT NO. ONE (this "Amendment") is made and entered into as of July 29, 1996, by and among GOS PROPERTIES LIMITED LIABILITY COMPANY ("GOS"), a Virginia corporation having its principal office located in Springfield, Virginia; all of the shareholders of GOS, EDWARD P. GRACE, III, SAMUEL J. ORR, JR. and GUY B. SNOWDEN (the "Shareholders"), WHIP POOLING CORPORATION ("WPC"), a Georgia corporation having its principal office located in Atlanta, Georgia; and LONGHORN STEAKS, INC. ("LSI"), a Georgia corporation having its principal office located in Atlanta, Georgia. All references in this Amendment to Shareholder or Shareholders shall mean and include members in interest.


                                    PREAMBLE

     WHEREAS, GOS, WPC, the Shareholders and LSI entered into an Agreement and Plan of Merger as of June 14, 1996 (the "Agreement"), the consideration for which was based in part on the market price of LSI Common Stock; and

     WHEREAS, the market price of LSI Common Stock has changed significantly since June 14, 1996; and

     WHEREAS, the Boards of Directors of GOS, WPC and LSI, and the Shareholders are of the opinion that the Agreement should be amended to reflect certain changes which have been negotiated with regard to the structure and consideration in the Merger; and

     WHEREAS, the Boards of Directors of GOS, WPC and LSI, and the Shareholders are of the opinion that the transactions described herein are in the best interest of the parties and their respective shareholders.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


     Section 3.1(b) of Article 3 - Manner of Converting Shares, shall be deleted in its entirety and replaced with the following:

             (b) Each share of GOS Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that multiple of a share of LSI Common Stock (the "Exchange Ratio") obtained by dividing (i) the quotient of $1,000,000 less any mortgage indebtedness of GOS divided by 100 (the total percentage interest of the Shareholdres in GOS as of the date hereof), by (ii) $16.00.

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     Section 3.2 of Article 3 - Manner of Converting Shares, shall be deleted in its entirety and replaced with the following:

                3.2 ANTI-DILUTION PROVISIONS. In the event LSI changes the number of shares of LSI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.


     Section 11.1(b) of Article 11 - Miscellaneous, shall be deleted in its entirety and replaced by the following:

                (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:


                 Closing ....................  Section 1.2
                 Effective Time .............  Section 1.3
                 ERISA Affiliate ............  Section 5.14(c)
                 Exchange Agent .............  Section 4.1
                 Exchange Ratio .............  Section 3.1(c)
                 GOS Contracts ..............  Section 5.15
                 GOS Benefit Plans ..........  Section 5.14(a)
                 GOS ERISA Plan .............  Section 5.14(a)
                 GOS Intellectual Property ..  Section 5.10
                 Merger .....................  Section 1.1
                 share of GOS Common Stock ..  Section 3.1(b)
                 SEC ........................  Section 5.18



     All capitalized terms contained in this Amendment and not otherwise defined shall have the meaning ascribed to them in the Agreement.


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     IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                                    GOS PROPERTIES LIMITED LIABILITY COMPANY


                                    By: /s/ Edward P. Grace, III
                                        ------------------------------
                                        Manager


[CORPORATE SEAL]




ATTEST:                             LONGHORN STEAKS, INC.


/s/ Anne D. Huemme                  By: /s/ Richard E. Rivera
- --------------------------              ------------------------------
Secretary                               Richard E. Rivera
                                        President


[CORPORATE SEAL]



ATTEST:                             WHIP POOLING CORPORATION


/s/ F. Fitzhugh Taylor III          By: /s/ Richard E. Rivera
- --------------------------              ------------------------------
Secretary                               President




[CORPORATE SEAL]



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                                    THE SHAREHOLDERS:



                                    /s/ Edward P. Grace, III
                                    ----------------------------------
                                    EDWARD P. GRACE III



                                    /s/ Samuel J. Orr, Jr.
                                    ----------------------------------
                                    SAMUEL J. ORR, JR.



                                    /s/ Guy B. Snowden
                                    ----------------------------------
                                    GUY B. SNOWDEN



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